                                                                  Exhibit 4.5


     The following form of Promissory Note was issued by the Company to each of St. Paul Fire & Marine Insurance Company, SBIC Partners, L.P., Brentwood Associates V., L.P., Bruce Hendry and Tonkawa N.G. Partners on December 16, 1996.

 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE BLUE SKY LAWS, AND ARE SUBJECT TO
CERTAIN INVESTMENT REPRESENTATIONS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED
 FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE
       ACT, AND THE APPLICABLE BLUE SKY LAWS OR AN EXEMPTION THEREFROM.

                          SUBORDINATED PROMISSORY NOTE

                                                          Chatsworth, California
$1,250,000                                                    ____________, 1996



     FOR VALUE RECEIVED, Plasma & Materials Technologies, Inc., a California corporation (the "Company"), promises to pay to the order of ________________, a Minnesota corporation, its successors and assigns (the "Holder"), at ______________________________, or at such other place designated at any time by the Holder hereof, in lawful money of the United States of America and in immediately available funds, the lesser of (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) or, (ii) the unpaid aggregate principal amount of the Loan advanced hereunder together with interest on the unpaid balance accruing at the rate specified herein (this "Note").

     The Company promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the payment hereof (whether by maturity or otherwise) and after maturity until paid, at a variable rate equal to the prime rate of interest at Bank of America, N.A. plus 4%, and adjusted from time to time as the prime rate changes, with interest payable quarterly beginning on December 31 and payable quarterly on each March 31, June 30, September 30, and December 31 thereafter on all unpaid principal amounts outstanding during the preceding quarter. This Note is one of a Series of notes issued under that certain Note Purchase and Loan Agreement, dated as of _______, 1996 ("Note Purchase Agreement") by and among the Company and St. Paul Fire and Marine Insurance Company, SBIC Partners, L.P., Brentwood Associates V, L.P., Bruce Hendry and Tonkawa N.G. Partners. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Note Purchase Agreement.

1.   Subordination.
     -------------

     (a) Senior Debt.  This Note is unsecured in all respects.  The Company
         -----------
     covenants and agrees, and the Holder of this Note by acceptance hereof covenants and agrees, that the payment of the principal of and the interest on this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment of the principal of, premium, if any, interest on and other amounts due on indebtedness of the Company, whether outstanding on the date of this Note or thereafter created, incurred, assumed or guaranteed by the Company; unless, in the instrument creating or evidencing or pursuant

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

     to which indebtedness is outstanding, it is expressly provided that such indebtedness is not senior in right of payment to this Note ("Senior Debt"). Senior Debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) indebtedness of the Company to a Subsidiary of the Company; or (c) any liability for Federal, state, local, foreign or other taxes, owed or owing by the Company. No payment shall be made on this Note (i) unless all amounts then due and payable on all Senior Debt have been paid in full or (ii) if at the time of such payment there shall have occurred and be continuing any event of default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity of such indebtedness. However, provided that the Company has paid all amounts then due and payable with respect to all Senior Debt and there is no continuing default with respect to any Senior Debt, the Company shall be obligated to pay the amounts due pursuant to this Note when due. Upon (i) the maturity of such Senior Debt, including by acceleration or otherwise, (ii) any distribution of the assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company, the holders of such Senior Debt shall be entitled to receive payment in full before the Holder is entitled to receive any payment. In the event of any payment is made to the Holder in violation of this Section 1(a), the payment made to the Holders shall be immediately paid over to the holders of such Senior Debt.

     (b) Other Debt.  This Note shall rank equal in right of payment to the
         ----------
     Company's existing 7-1/8% convertible subordinated debt, pursuant to the Indenture dated as of October 7, 1996 (the "Indenture"), in the original principal amount of $86,250,000 This Note shall rank equal in right of payment to all other indebtedness of the Company, except for (i) any Senior Debt, with respect to which the Note is expressly subordinated pursuant to the terms of Section 1(a), and (ii) indebtedness expressly made subordinate to this Note.

2.   Advances.  From time to time, but prior to January 1, 1998, Holder agrees,
     --------
subject to the terms and conditions herein, and in the Note Purchase Agreement, to make advances to Company, on a Pro Rata Basis with the other Holders, in an aggregate amount not to exceed the stated amount of this Note. As a condition to making any advances hereunder, the Company shall deliver to the Holder the documents required by Sections 5.3 and 5.4 of the Note Purchase Agreement. The advances shall be added to the principal balance hereunder at the time of wire transfer of funds from Holder to Company. Any principal amount repaid to the Holder by the Company shall reduce the amount available for advance and may not be reborrowed by the Company.

3.   Endorsement.  The Holder is irrevocably authorized to endorse on the
     -----------
attached schedule (or a continuation thereof) appropriate notations to evidence the date and amount of any amount advanced hereunder and any payment of principal by the Company; provided that the failure by

Holder to make any such endorsement shall not affect the obligations of the Company hereunder. Holder shall furnish Company with an updated copy of the attach schedule upon making any such notation.

4.   Maturity.  The entire principal balance hereof, together with all accrued
     --------
and unpaid interest thereon, shall be due and payable on December 31, 1999.

5.   Prepayment.  The Company may, at its option, at any time prepay this Note,
     ----------
either in whole, or from time to time, in part, at 101% of the principal amount prepaid, together with interest accrued and unpaid thereon to the date of such prepayment.

6.   Events of Default and Acceleration.   Any part or all of the amount due
     ----------------------------------
to the Holder hereunder, at the option of the Holder, unless the Holder and the Company have agreed in writing to an extension or other accommodation, shall become immediately due and payable without notice or demand (which are expressly waived by the Company) upon the occurrence of any of the following events of default:

     (a) The Company fails to make any payment of interest on this Note within 10 days of the date such payment is required to be made in accordance with the terms of this Note;

     (b) The Company fails to make the payment of principal of the Note when the same becomes due and payable at maturity;

     (c) The Company fails to perform any of its obligations (other than payment obligations) under, or to comply with any of the terms, conditions, and covenants contained in this Note or the Note Purchase Agreement, within 30 days after written notice of such failure, provided, however, that in the event such failure has not been remedied within such 30-day period, but the Company is diligently working to remedy it, the Company shall have an additional 30 days to remedy such failure;

     (d) The Company fails to cure default in the payment of any material indebtedness owing to any other firm or person within the cure period, if any, applicable to such default or the default shall not have been waived in writing;

     (e) any warranty or representation made in the Note Purchase Agreement or any statement, warranty, or representation that has been or in the future is made in any other certificate, report, document, instrument or agreement delivered to the Holder pursuant to the Note Purchase Agreement shall be false or inaccurate in any material respect when made or any representation or warranty made in connection with any indebtedness shall be false or inaccurate in any material respect which materially impairs the Holder's rights under this Note or the Note Purchase Agreement; or

     (f) Any "Event of Default" under the Indenture shall have occurred.

7.   Remedies.  The remedies of Holder as provided herein shall be cumulative
     --------
and concurrent with all other remedies provided by law or in equity and may be pursued singly, successively or together at the sole direction of the holder and may be exercised as often as occasion therefor

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

shall arise. No act or omission or commission by Holder, including specifically, any failure to exercise any right, remedy or recourse, shall be deemed a waiver or release of the same, such waiver or release to be effective only as set forth in a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing as a bar to or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event.

8.   Affirmative Covenants.  Until the repayment in full of all amounts due
     ---------------------
Holder under this Note, the Company shall keep all covenants set forth in
Section 7 of the Note Purchase Agreement.

9.   Attorney's Fees.  Subject to any applicable notice and cure periods, if the
     ---------------
principal and interest on this Note is not paid when due, whether or not collection is initiated by the prosecution of any suit, or by any other judicial proceeding, or this Note is placed in the hands of an attorney for collection, the Company shall pay, in addition to all other amounts owing hereunder, all court costs and reasonable attorney's fees incurred by the Holder in connection therewith.

10.  Waiver and Consent.  The Company hereby waives presentment for payment,
     ------------------
notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees that the Holder shall not be required first to initiate any suit or exhaust its remedies against the undersigned or any other person or parties in order to enforce payment of this Note, and consents to any extension, rearrangement, renewal or postponement of the time for payment of this Note, and to any other indulgence with respect thereto without notice, consent or consideration to any of them.

11.  Governing Law.  This Note shall be governed by and construed in
     -------------
accordance with the laws of the State of California.

12.  Miscellaneous Provisions.  This Note shall be binding on the successors and
     ------------------------
assigns of Company and inure to the benefit of the Holder, its successors, endorsees and assigns. If any terms or provisions of this Note are deemed invalid, the validity of all other terms an provisions hereof shall in no way be affected thereby. This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     IN WITNESS WHEREOF the Company has signed this Note as of the date written above.

                                    PLASMA & MATERIALS
                                     TECHNOLOGIES, INC.

                                    By /s/ John W. LaValle
                                      ------------------------------
                                        Its  CFO
                                           -------------------------

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

                       RECORD OF ADVANCES AND REPAYMENTS
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                                            Advance   Repayment      Outstanding      Notation
            Date               Commitment   Amount     Amount     Principal Balance   Made By:
                                 Amount
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
__/__/96                       $1,250,000
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